Exhibit 12.2



          UAL Corporation and Subsidiary Companies

      Computation of Ratio of Earnings to Fixed Charges

          and Preferred Stock Dividend Requirements

                                             Six Months Ended
                                                 June 30

                                              1998      1997
                                              ----      ----
                                               (In Millions)
Earnings:

   Earnings before income taxes              $ 525    $  559
   Fixed charges, from below                   560       546
   Undistributed earnings of affiliates        (37)      (40)
   Interest capitalized                        (56)      (50)
                                              ----     -----
       Earnings                              $ 992    $1,015
                                              ====     =====

Fixed charges:

   Interest expense                          $ 173    $ 140
   Preferred stock dividend requirements        85       64
   Portion of rental expense representative
       of the interest factor                  302      342
                                              ----     ----

       Fixed charges                         $ 560    $ 546
                                              ====     ====

Ratio of earnings to fixed charges            1.77     1.86
                                              ====     ====
